Exhibit 99.1

Media contact: Ben Kiser, 402.458.3024
Investor contact: Phil Morgan, 402.458.3038

Nelnet Reports Third Quarter 2009 Results; Declares Dividend

LINCOLN, Neb., November 9, 2009 – Nelnet (NYSE: NNI) today reported base net income of $50.2 million, or $1.01 per share, for the third quarter of 2009, compared with $23.4 million, or $0.47 per share, for the same quarter a year ago. For the first nine months of 2009, the company reported base net income of $113.5 million, or $2.30 per share, compared with $65.2 million, or $1.33 per share, for the first nine months of 2008. Base net income excludes discontinued operations, restructuring charges, and certain liquidity-related charges.

Base net income in the third quarter of 2009 includes pre-tax gains of $9.7 million, or $0.13 per share after tax, on the sale of federal student loans to the Department of Education (Department) and $5.2 million, or $0.07 per share after tax, from the company’s repurchase of debt.

“We are pleased with our increasing fee-based revenues, servicing of student loans for the Department, and decreasing operating expenses,” said Mike Dunlap, Chairman and Chief Executive Officer of Nelnet. “Continuing to focus on these areas will drive future growth. The low interest rate environment and improving capital markets have allowed us to reduce our debt and improve the spread we earn on our student loan portfolio.”

Board of Directors Declares Dividend

The Nelnet Board of Directors declared a fourth-quarter cash dividend on its outstanding shares of Class A common stock and Class B common stock of $0.07 per share. The dividend will be paid on December 15, 2009, to shareholders of record at the close of business on December 1, 2009. Nelnet currently has 38.3 million shares of Class A common stock and 11.5 million shares of Class B common stock outstanding.

Diversifying and increasing fee-based revenue

In the third quarter of 2009, Nelnet’s fee-based revenue from the company’s tuition payment plan, campus commerce, and certain enrollment services businesses increased $5.4 million, or 17 percent, to $36.6 million, compared with the same period in 2008.

In September 2009, Nelnet began servicing federally owned student loans for the Department under a contract that the company was awarded in June 2009. As of October 31, 2009, the company was servicing approximately $2.5 billion of loans on behalf of the Department, of which approximately $740 million, or approximately 87,000 borrowers, is incremental volume previously serviced by other companies. The initial servicing volume includes loans purchased by the Department from Nelnet and other lenders through the Department’s Loan Purchase Commitment Program. Servicing loans for the Department will increase Nelnet’s fee-based revenue as servicing volume increases.

Total revenue from fee-based businesses for the third quarter of 2009 was $74.6 million, or 47 percent of total revenue, and is compared with $76.7 million for the same period a year ago.

Maximizing the value of existing portfolio

Excluding loans added to government-related participation and conduit programs, more than 99 percent of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate future cash flow in excess of $1.3 billion. Narrower spreads and historically low interest rates are providing an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the third quarter of 2009, Nelnet reported net interest income including derivative settlements of $74.1 million, compared with $60.4 million for the same period a year ago.

The company reported core student loan spread of 1.27 percent for the third quarter of 2009 compared with 1.04 percent for the same period of 2008 and 1.09 percent for the second quarter of 2009. Two factors in the third quarter improved core student loan spread: 1) Lower interest rates increased fixed rate floor income, net of settlements on derivatives, to $38.8 million for the third quarter of 2009, compared with $6.8 million for the same period a year ago and $37.1 million in the second quarter of 2009 and 2) The relationship between three-month financial commercial paper rate (CP) and three-month LIBOR has tightened significantly from as high as 54 basis points in the first quarter of 2009 to as low as 13 basis points in the third quarter of 2009. Most of the company’s federal student loans are indexed to CP, and its debt is indexed to LIBOR; therefore, disparity between these indexes can impact the company’s interest income. Core student loan spread may continue to increase in the fourth quarter of 2009 if interest rates remain low and the capital markets continue to improve.

At September 30, 2009, net student loan assets were $25.4 billion, of which $1.6 billion were classified as held for sale to the Department. In the third quarter of 2009, Nelnet reported a gain of $9.7 million on the sale of $428 million of federal student loans to the Department. Loans held for sale at quarter end are funded primarily using the Department's Loan Participation Program and were sold to the Department in October 2009. Nelnet recognized a gain on the sale of these loans of $26.9 million, which will be reflected in the company’s fourth quarter results.

In addition to loans held to term, Nelnet has liquidity for new loan originations through the Department's Loan Participation and Loan Purchase Programs, which will allow Nelnet to make loans to all eligible students for the 2009-2010 academic year.

Managing operating expenses

Management continues to focus on managing operating expenses. As a result, operating expenses, excluding restructuring charges, decreased $16.8 million, or 20 percent, for the three months ended September 30, 2009, compared with the same period in 2008.  Total operating expenses for the third quarter of 2009 were $92.7 million.

GAAP net income

Nelnet reported GAAP net income for the third quarter of 2009 of $46.4 million, or $0.93 per share, compared with $23.8 million, or $0.48 per share, for the third quarter of 2008. For the first nine months of 2009, the company reported GAAP net income of $80.1 million, or $1.60 per share, compared with a loss of $2.3 million, or $0.05 per share, for the first nine months of 2008.

While base net income is not a substitute for reported results under GAAP, base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the company’s performance that arises from certain items that are primarily affected by factors beyond the control of management.

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/results.cfm.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) Tuesday, November 10, 2009. To access the call live, participants in the United States and Canada should dial 888.427.9412, and international callers should dial 719.325.2321 at least 15 minutes prior to the call. A live audio webcast of the call will also be available at www.nelnetinvestors.com under the Events & Webcasts menu. A replay of the conference call will be available through November 21, 2009. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 7074698. A replay of the audio webcast will also be available at www.nelnetinvestors.com.

This press release contains forward-looking statements and information that are based on management's current expectations as of the date of this document. Statements that are not historical facts, including statements about the company's expectations and statements that assume or are dependent upon future events, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations, including changes resulting from new laws such as any new laws enacted to implement the Administration's 2010 budget proposals as they relate to the Federal Family Education Loan Program (FFEL Program or FFELP), which may reduce the volume, average term, special allowance payments, and yields on student loans under the FFEL Program of the Department or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the company. The company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the company's ability to maintain its credit facilities or obtain new facilities; the ability of lenders under the company's credit facilities to fulfill their lending commitments under these facilities; changes to the terms and conditions of the liquidity programs offered by the Department; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; the uncertain nature of estimated expenses that may be incurred and cost savings that may result from restructuring plans; incorrect estimates or assumptions by management in connection with the preparation of the consolidated financial statements; and changes in general economic conditions. Additionally, financial projections may not prove to be accurate and may vary materially. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.

For more information see the company's filings with the Securities and Exchange Commission. The company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this press release or unforeseen events. Although the company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$162,786	177,202	305,806	529,558	980,724
Amortization of loan premiums and deferred
origination costs	(19,531)	(16,789)	(21,338)	(54,971)	(69,584)
Investment interest	1,943	2,776	9,118	8,810	29,914
Total interest income	145,198	163,189	293,586	483,397	941,054

Interest expense:
Interest on bonds and notes payable	76,016	106,082	234,016	328,600	791,621

Net interest income	69,182	57,107	59,570	154,797	149,433
Less provision for loan losses	7,500	8,000	7,000	23,000	18,000

Net interest income after provision
for loan losses	61,682	49,107	52,570	131,797	131,433

Other income (expense):
Loan and guaranty servicing revenue	26,006	28,803	29,691	81,280	78,173
Tuition payment processing and campus commerce revenue	12,987	11,848	11,863	40,373	35,980
Enrollment services revenue	30,670	28,747	29,858	88,188	83,148
Software services revenue	4,600	6,119	5,159	16,424	19,342
Other income	11,094	11,527	5,408	39,483	17,787
Gain (loss) on sale of loans, net	8,788	(196)	—	8,386	(47,426)
Derivative market value, foreign currency,
and put option adjustments	2,826	(34,013)	6,085	(36,067)	(35,521)
Derivative settlements, net	4,914	9,535	789	38,807	45,989
Total other income	101,885	62,370	88,853	276,874	197,472

Operating expenses:
Salaries and benefits	37,810	40,180	44,739	116,216	142,131
Cost to provide enrollment services	20,323	18,092	17,904	56,208	48,062
Other expenses	29,217	33,299	34,428	92,914	101,682
Amortization of intangible assets	5,312	5,785	6,598	17,251	19,719
Impairment expense	—	—	—	—	18,834
Total operating expenses	92,662	97,356	103,669	282,589	330,428

Income (loss) before income taxes	70,905	14,121	37,754	126,082	(1,523)

Income tax expense	(24,501)	(5,918)	(13,969)	(46,020)	(1,793)

Income (loss) from continuing operations	46,404	8,203	23,785	80,062	(3,316)

Income from discontinued operations, net of tax	—	—	—	—	981

Net income (loss)	$46,404	8,203	23,785	80,062	(2,335)

Earnings (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.93	0.16	0.48	1.60	(0.07)
Income from discontinued operations, net of tax	—	—	—	—	0.02
Net income (loss)	$0.93	0.16	0.48	1.60	(0.05)
Weighted average shares outstanding	49,611,423	49,534,413	49,176,436	49,432,165	49,109,340

Condensed Consolidated Balance Sheets and Financial Data

	As of	As of	As of
	September 30,	December 31,	September 30,
	2009	2008	2008
	(unaudited)		(unaudited)

Student loans receivable, net	$23,764,263	25,413,008	26,376,269
Student loans receivable - held for sale	1,627,794	—	—
Cash and cash equivalents	334,293	189,847	325,007
Restricted cash and investments	849,419	1,158,257	1,129,874
Goodwill	175,178	175,178	175,178
Intangible assets, net	59,803	77,054	83,565
Other assets	781,112	841,553	880,122
Total assets	$27,591,862	27,854,897	28,970,015

Bonds and notes payable	$26,586,093	26,787,959	28,004,835
Other liabilities	277,695	423,712	355,450
Total liabilities	26,863,788	27,211,671	28,360,285

Shareholders' equity	728,074	643,226	609,730

Total liabilities and shareholders' equity	$27,591,862	27,854,897	28,970,015